[UBS LOGO]                                        Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated June 29, 2006



UBS AG Commodity Linked Notes
Linked to the UBS Diapason Global Biofuel Index Excess Return
OFFERING EFFICIENT EXPOSURE TO COMMODITIES

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INDICATIVE TERMS
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  Issuer                 UBS AG
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  Issue Price            $10.00 per Note
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  Underlying Index       UBS Diapason Global Biofuel Index Excess Return
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  Term                   2 years
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  Payment at             $10.00 + ($10.00 x Participation Rate x Adjusted Index
  Maturity               Return)
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  Participation Rate     If the Adjusted Index Return is positive, the
                         Participation Rate will equal 1.42 to 1.57 (to be determined on trade date).

                         If the Adjusted Index Return is negative, the
                         Participation Rate will equal 1.
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  Adjusted Index         Adjusted Index Ending Level - Index Starting Level
  Return                 --------------------------------------------------
                                        Index Starting Level
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  Index Starting Level   The closing level of the Index on the Trade Date
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  Index Ending Level     The closing level of the Index on the Final Valuation
                         Date
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  Adjusted Index         The Index Ending Level reduced by Annual Fee
  Ending level
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  Trade Date*            July 25, 2006
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  Settlement Date*       July 31, 2006
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  Final Valuation        July 25, 2008
  Date*
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  Maturity Date*         July 31, 2008
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  *EXPECTED


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PRODUCT DESCRIPTION
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UBS Commodity linked Notes offer exposure to the UBS Diapason Global Biofuel
Index Excess Return (the "Index"). Provided that there is a positive Adjusted Index Return at maturity, the Notes will provide the Investor an opportunity to outperform the Index by a measure of 1.42 - 1.57x (to be determined on trade date) with no limit on the maximum gain. If the Index declines, the Note return will be equal to the percentage decline in the Adjusted Index Return.


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BENEFITS
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 [ ] Enhanced Exposure: 1.42 - 1.57x (to be determined on trade date) leverage feature provides enhanced participation in upside appreciation, while maintaining 1 to 1 downside exposure (subject to the Annual Fee)

 [ ] Tax Efficient: Should receive long term treatment if held over 1 year*

 [ ] Alternative Energy Exposure: Currently provides portfolio exposure to 10 futures contracts on physical commodities used in biofuel production


* UBS AG AND ITS SUBSIDIARIES AND AFFILIATES DO NOT PROVIDE TAX ADVICE.


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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: 1.5X POSITIVE ADJUSTED INDEX RETURN; 1X NEGATIVE ADJUSTED INDEX
RETURN


[GRAPHIC OMITTED]                            [GRAPHIC OMITTED]


This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated June 29, 2006.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated June 29, 2006

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INDEX DESCRIPTION
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UBS DIAPASON GLOBAL BIOFUEL INDEX EXCESS RETURN

The Index is comprised of commodities diversified within the biofuel sector and is designed to be a benchmark for biofuel investments. The Index is composed of futures contracts on 10 physical commodities related to the global production of ethanol and biodiesel. Since the launch of the Index on March 7, 2006, the two biofuel groups have respective weights of 83.01% for ethanol and 16.99% for biodiesel.


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CURRENT INDEX COMPONENTS & RELATIVE WEIGHTS
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            [THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED PIECE]

                                Corn         30%
                                Sugar #11    29%
                                Sugar #5      4%
                                Wheat        14%
                                Barley        1%
                                Rice          2%
                                Lumber        3%
                                Rapeseed      7%
                                Canola        3%
                                Soybean Oil   7%


Source: UBS Investment Bank, Diapason Commodities Management


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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You are willing to accept the risk of fluctuations in commodities prices in general and exchange traded futures contracts on commodities used in the production of ethanol and biodiesel traded on various international exchanges in particular.

o You believe the level of the Index will increase by more than 2.02% (the amount sufficient to offset the cumulative effect of the annual fee).

o You are willing to accept the risk that you may lose some or all of your investment if the Index ending level does not increase by at least 2.02%.

o  You do not seek current income from this investment.

o  You are willing to hold the Notes to maturity.

o You are willing to invest in the Notes based on the range indicated for the participation rate (determined on trade date).

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o You are not willing to accept the risk that you may lose some or all of your principal.

o You are not willing to be exposed to fluctuations in commodities prices in general and exchange traded futures contracts on commodities used in the production of ethanol and biodiesel traded on various international exchanges in particular.

o You believe the Index level will decline during the term of the Notes or will not increase by an amount sufficient to offset the cumulative effect of the annual fee.

o You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

o You will create an over-concentrated position in the commodities sectors of your portfolio, particularly ethanol and biodiesel, by owning the Notes.

o  You seek current income from your investment.

o  You seek an investment for which there will be an active secondary market.

KEY RISKS:

o You may lose some or all of your principal--the Notes are fully exposed to any decline in the level of the index

o Market risk--the return on the Notes is linked to the performance of the index and may be positive or negative

o No direct exposure to fluctuations in foreign exchange rates--the value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies comprising the underlying index basket

o Potential overconcentration--The exchange-traded physical commodities underlying the futures contracts included in the Index may be concentrated in a limited number of sectors and may carry similar risks to that of a concentrated securities investment in a limited number of industries or sectors.

o No interest payments--You will not receive any periodic interest payments on the Notes

o  Limited performance history--The Index has a limited performance history.

o No listing--The Notes will not be listed, and there will not be an active secondary trading market

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT www.sec.gov. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-657-9836.